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                                                                    EXHIBIT (11)

                                 STEPAN COMPANY

                 STATEMENT RE COMPUTATION OF PER SHARE EARNINGS
                 FOR THE YEARS ENDED DECEMBER 31, 1996 AND 1995
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

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
                                                                  1996    1995
                                                                 ------- -------
COMPUTATION OF PER SHARE EARNINGS
Net Income.....................................................  $19,067 $16,119
Deduct dividends on preferred stock............................    1,068   1,069
                                                                 ------- -------
Income applicable to common stock..............................  $17,999 $15,050
                                                                 ======= =======
Weighted average number of shares outstanding..................   10,002   9,984
Per share earnings*............................................  $ 1.800 $ 1.507
                                                                 ======= =======
COMPUTATION OF PER SHARE PRIMARY EARNINGS
Income applicable to common stock..............................  $17,999 $15,050
                                                                 ======= =======
Weighted average number of shares outstanding..................   10,002   9,984
Add net shares issuable from assumed exercise of options (under
 treasury stock method)........................................      242     166
                                                                 ------- -------
Shares applicable to primary earnings..........................   10,244  10,150
                                                                 ======= =======
Per share primary earnings*....................................  $ 1.757 $ 1.483
                                                                 ======= =======
Dilutive effect................................................     2.4%    1.6%
                                                                 ======= =======
COMPUTATION OF PER SHARE FULLY DILUTED EARNINGS
Net income.....................................................  $19,067 $16,119
                                                                 ======= =======
Weighted average number of shares outstanding..................   10,002   9,984
Add net shares issuable from assumed exercise of options (under
 treasury stock method)........................................      265     166
Add weighted average shares issuable from assumed conversion of
 convertible preferred stock...................................      887     888
                                                                 ------- -------
Shares applicable to fully diluted earnings....................   11,154  11,038
                                                                 ======= =======
Per share fully diluted earnings*..............................  $ 1.709 $ 1.460
                                                                 ======= =======
Dilutive effect................................................     5.1%    3.1%
                                                                 ======= =======
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*  Rounded

  This calculation is submitted in accordance with Regulation S-K, item 601(b)(11).